RenaissanceRe Holdings Ltd. Announces Quarterly Dividend

Board of Directors Expands Stock Repurchase Authorization up to $500 Million

Pembroke, Bermuda, May 20, 2008 -- The Board of Directors of RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today a quarterly dividend of $0.23 per common share on its common stock.

The dividend is payable on June 30, 2008 to shareholders of record on June 13, 2008.

In addition, the Board of Directors approved an increase in RenaissanceRe's stock repurchase program, bringing the total authorization to $500 million. This authorization includes the remainder amounts available under prior authorizations. Under this program, RenaissanceRe may repurchase shares of its common stock in the open market and through privately negotiated transactions based on, among other things, its ongoing capital requirements and expected cash flows, the market price of its common shares and its capital requirements. The repurchase program does not have an established expiration date.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

CONTACTS:
Investors: RenaissanceRe Holdings Ltd. Fred R. Donner, 441-295-4513 Chief Financial Officer and Executive Vice President	Media: Kekst and Company David Lilly or Dawn Dover 212-521-4800